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                          CONVERTIBLE PROMISSORY NOTE


$300,000.00                                               Minneapolis, Minnesota
Final Payment Due: October 31, 2002                            November 12, 2001


     FOR VALUE RECEIVED, Business Translation Services Inc., a Nevada Corporation (the "Company"), promises to pay to the order of VirtualFund.com, Inc., a Minnesota Corporation ("Lender"), at Minneapolis, Minnesota, or such other place as the holder hereof may from time to time specify, the principal sum of Three hundred thousand ($300,000.00) Dollars, in lawful money of the United States of America, together with interest (computed on the basis of the actual number of days elapsed in a 365-day year) on the principal balance of this Note from the date hereof at the rate of ten percent (10 %) per annum.

     This Note shall be payable in three installments of principal and interest in the amount of $75,000 plus interest on April 30, 2002, $100,000 plus interest on July 31, 2002 and $125,000 plus interest on October 31, 2002, subject to the earlier occurrence of (a) conversion of this Note into shares of the Company's common capital stock (the "Common Stock"), (b) acceleration of the maturity of all principal and interest owing on this Note or (c) October 31, 2002 when the unpaid principal balance and all accrued interest shall be due and payable in full. All payments under this Note shall be applied first to payment of accrued interest, and then to reduction of principal.

     If the Company defaults in the payment of principal or interest when due in accordance with the terms and conditions of this Note or if the Company breaches, or a default or event of default occurs under, any security agreement or other agreement executed in connection with this Note, and said default is not cured within ten (10) calendar days following notice to like effect, then the Company shall issue to Lender, within five (5) calendar days after demand therefor, two million (2,000,000) shares of Common Stock of the Company.

     If the Company defaults in the payment of principal or interest when due in accordance with the terms and conditions of this Note or if the Company breaches, or a default or event of default occurs under, any security agreement or other agreement executed in connection with this Note, and said default is not cured within ten (10) calendar days following notice to like effect, then the conversion price at which any amount then outstanding under this Note is convertible to Common Shares shall be permanently reduced by 50% (as but one example, from $0.50 per share to $0.25 per share) and shall remain subject to further adjustments as provided for herein. In addition, Lender may, at its option, by notice in writing to the Company, declare immediately due and payable the entire principal balance hereof and all interest accrued thereon and the same shall thereupon be immediately due and payable without further notice or demand and the undersigned shall then be liable for and agrees to pay all costs of collection, including reasonable attorneys' fees.

     The Company shall, at all times from the date of this Note until this Note shall have been paid in full, maintain contract receivables in an amount not less than Five hundred thousand ($500,000) Dollars. The Company further agrees to provide to Lender a once monthly financial statement, including the dollar amount of contract receivables. The failure of the Company to

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maintain contract receivables in such amount shall constitute a default under the terms of this Note, and in such event Lender shall have the rights and remedies set forth in this Note.

     This Note shall also become automatically due and payable without notice or demand if a petition is filed by or against the Company under the United States Bankruptcy Code.

     This Note may be prepaid in full or part at any time without penalty, provided however that Company shall give notice to Lender of its intention to prepay and the amount it intends to prepay not less than ten (10) calendar days prior to prepayment. Lender shall retain for ten (10) calendar days following receipt of any prepayment, including prepayments resulting from Lender's demand following breach or default, the right to purchase from the Company Common Shares under the same terms and conditions as previously in effect immediately prior to any such prepayment and in a dollar amount equal to the dollar amount of the prepayment received or any portion thereof at Lender's sole discretion. All prepayments shall be applied first to accrued interest with the balance thereof to principal.

     No delay or omission on the part of Lender in exercising any right hereunder shall operate as a waiver of such right or of any other remedy under this Note.

     The Company and all endorsers, sureties, guarantors and all other persons, if any, liable for all or any part of this Note severally waive presentment for payment, protest and notice of nonpayment.

Conversion to Common Stock

     Optional Conversion. Lender shall have the right, at any time and at Lender's sole option, to convert all or a portion of the outstanding principal balance of this Note into shares of Common Stock at the conversion price (the "Conversion Price") then in effect.

     Mandatory Conversion. Lender must convert the payments due April 30, 2002 and July 31, 2002 into shares of Common Stock of the Company at the Conversion Price then in effect; provided the Lender has, prior to April 30, 2002, sold shares of the Company's Common Stock to net at least $250,000, and provided further that at the date of such conversion the Company is not in default of any of the terms and conditions of this Note or of any security agreement or other agreement executed in connection with this Note. Lender agrees that, until April 30, 2002, it will report to the Company, at the request of the Company, the value of all such shares of Common Stock sold, if any. The mere exercise of any warrants of other convertible instruments will not of itself contribute in any way to the net $250,000 referenced above, but any subsequent sale of Common Shares obtained as a result of such conversion or exercise will be applied towards the $250,000.

     Conversion Price. The Conversion Price shall initially be $0.50 per share, and shall be subject to adjustment as follows: (a) if the Company combines (by reverse stock split, recapitalization, or otherwise) its outstanding Common Stock into a lesser number of shares, the Conversion Price shall be proportionately increased; and (b) if the Company subdivides (by stock split, stock dividend, recapitalization or otherwise) its outstanding Common Stock into a greater number of shares, the Conversion Price shall be proportionately decreased. The Conversion Price shall also be subject to adjustment in the event of a default by the Company, as provided elsewhere in this Note.

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     Effective Time of Conversion.  Each conversion of principal under this Note will be deemed to have been effected as of the close of business on the date on which this Note has been surrendered at the principal office of the Company.
Upon conversion, the conversion of that portion of the principal balance outstanding hereunder will be noted on this Note and this Note will be returned to Lender and the Person or Persons in whose name or names any certificate or certificates for shares of Common Stock are to be issued upon such conversion will be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby. For purposes of this Note, "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

     Deliveries Upon Conversion. As soon as possible after a conversion has been effected (but in any event within 30 days), the Company will deliver to Lender (a) a certificate or certificates representing the number of shares of Common Stock issuable by reason of such conversion in such name or names and such denominations as Lender has specified and (b) this Note appropriately marked as prescribed above.

     Reorganization, Reclassification, Consolidation, Merger or Sale. Any capital reorganization, reclassification, consolidation, merger or sale of all or substantially all of the Company's assets, or any other transaction, which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as an "Organic Change". Before consummation of any Organic Change, the Company will make appropriate provisions (in form and substance satisfactory to Lender) to ensure that Lender will thereafter have the right to acquire and receive, in lieu of or in addition to the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of this Note, such shares of stock, securities or assets as Lender would have received in connection with such Organic Change if Lender had converted this Note immediately prior to such Organic Change. In such case, the Company will ensure that the provisions hereof will thereafter be applicable to this Note. The Company will not effect any Organic Change unless the successor corporation (if other than the Company) resulting from the Organic Change assumes in writing in advance, the obligation to deliver to Lender such shares of stock, securities or assets such holder may be entitled to acquire.

     Notices.  The Company will give written notice to Lender at least twenty
(20) days prior to the date on which the Company closes its books or takes a record (a) with respect to any dividend or distribution of Common Stock, (b) with respect to any pro rata subscription offer to holders of Common Stock or
(c) for determining rights to vote with respect to any Organic Change, dissolution or liquidation. The Company will also give written notice to Lender at least twenty (20) days prior to the date on which any Organic Change will take place.

                                BUSINESS TRANSLATION SERVICES INC.


                                By:  /s/  JOHN J. ADAMS
                                    ------------------------------------
                                Name:  John J. Adams
                                     -----------------------------------
                                Title:   President
                                      ----------------------------------

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